Exhibit 11

Riggs National Corporation
Computation of Per Share Earnings
(In thousands, except per share data)
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                                                                   Years Ended December 31,
                                                      ----------------------------------------------------
                                                            2000             1999              1998
                                                      ----------------- ---------------- -----------------
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Basic Earnings Per Share:

  Income Available to Commons Shareholders                     $21,601         $36,655            $38,185
   before Extraordinary Loss

  Extraordinary Loss, Net of Taxes                                  --          (5,061)                --

  Net Income Available to Common Shareholders                   21,601          31,594             38,185

Weighted-Average Shares Outstanding                         28,348,699      28,463,825         30,603,384

Basic EPS before Extraordinary Loss                              $0.76           $1.29              $1.25

Basic EPS                                                         0.76            1.11               1.25


Diluted Earnings Per Share:

  Income Available to Commons Shareholders                     $21,601         $36,655            $38,185
   before Extraordinary Loss

  Extraordinary Loss, Net of Taxes                                  --          (5,061)                --

  Net Income Available to Common Shareholders                   21,601          31,594             38,185

Diluted Weighted-Average Shares Outstanding:
  Weighted-Average Shares Outstanding                       28,348,699      28,463,825         30,603,384
  Weighted-Average Dilutive Effect of Stock                    102,485         552,100          1,032,096
   Option Plans
Adjusted Weighted-Average Shares Outstanding                28,451,184      29,015,925         31,635,480

Diluted EPS before Extraordinary Loss                            $0.76           $1.26              $1.21

Diluted EPS                                                       0.76            1.09               1.21
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